Preliminary Pricing Supplement No. 18,144

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 19, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Step-Down Jump Securities with Auto-Callable Feature due August 29, 2031

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of the underlier is greater than or equal to the then-applicable call threshold level on any determination date for an early redemption payment that will increase over the term of the securities. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level is greater than or equal to the downside threshold level, investors will receive a fixed positive return at maturity. If, however, the final level is less than the downside threshold level, investors will lose 1% for every 1% decline in the level of the underlier over the term of the securities. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

￭The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. You will not participate in any appreciation of the underlier. Investors in the securities must be willing to accept the risk of losing their entire initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”)
Strike date:	August 26, 2026
Pricing date:	August 26, 2026
Original issue date:	August 31, 2026
Observation date:	August 26, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	August 29, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $943.10 per security, or within $55.00 of that estimate. See “Estimated Value of the Securities” on page 4.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated April 8, 2026  Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026  Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Terms continued from the previous page
Automatic early redemption:

The securities are not subject to automatic early redemption until the first determination date. If, on any determination date, the closing level of the underlier is greater than or equal to the then-applicable call threshold level, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

The securities will not be redeemed on any early redemption date if the closing level of the underlier is less than the then-applicable call threshold level on the related determination date.

Determination dates:

As set forth under “Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments” below, subject to postponement for non-trading days and certain market disruption events

First determination date:	August 26, 2027. Under no circumstances will the securities be redeemed prior to the first determination date.
Early redemption payment:

The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 14.65% per annum, as set forth under “Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments” below.

Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level is greater than or equal to the downside threshold level:

$1,732.50

•If the final level is less than the downside threshold level:

stated principal amount × performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Downside threshold level:	, which is 60% of the initial level*
Early redemption dates:	As set forth under “Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments” below
Initial level:	, which is the closing level of the underlier on the strike date
Final level:	The closing level of the underlier on the observation date
Performance factor:	final level / initial level
CUSIP:	61781DXH6
ISIN:	US61781DXH69
Listing:	The securities will not be listed on any securities exchange.

*As necessary, calculated levels will be rounded to three decimal places.

Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments

Determination Date		Call Threshold Level	Early Redemption Date	Early Redemption Payment (per Security)
#1	August 26, 2027	, which is 90.00% of the initial level*	August 31, 2027	$1,146.50
#2	September 27, 2027	, which is 90.00% of the initial level*	September 30, 2027	$1,158.708
#3	October 26, 2027	, which is 90.00% of the initial level*	October 29, 2027	$1,170.917
#4	November 26, 2027	, which is 87.50% of the initial level*	December 1, 2027	$1,183.125
#5	December 27, 2027	, which is 87.50% of the initial level*	December 30, 2027	$1,195.333
#6	January 26, 2028	, which is 87.50% of the initial level*	January 31, 2028	$1,207.542
#7	February 28, 2028	, which is 85.00% of the initial level*	March 2, 2028	$1,219.750
#8	March 27, 2028	, which is 85.00% of the initial level*	March 30, 2028	$1,231.958
#9	April 26, 2028	, which is 85.00% of the initial level*	May 1, 2028	$1,244.167
#10	May 26, 2028	, which is 82.50% of the initial level*	June 1, 2028	$1,256.375
#11	June 26, 2028	, which is 82.50% of the initial level*	June 29, 2028	$1,268.583
#12	July 26, 2028	, which is 82.50% of the initial level*	July 31, 2028	$1,280.792
#13	August 28, 2028	, which is 80.00% of the initial level*	August 31, 2028	$1,293.00
#14	September 26, 2028	, which is 80.00% of the initial level*	September 29, 2028	$1,305.208
#15	October 26, 2028	, which is 80.00% of the initial level*	October 31, 2028	$1,317.417

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Determination Date		Call Threshold Level	Early Redemption Date	Early Redemption Payment (per Security)
#16	November 27, 2028	, which is 77.50% of the initial level*	November 30, 2028	$1,329.625
#17	December 26, 2028	, which is 77.50% of the initial level*	December 29, 2028	$1,341.833
#18	January 26, 2029	, which is 77.50% of the initial level*	January 31, 2029	$1,354.042
#19	February 26, 2029	, which is 75.00% of the initial level*	March 1, 2029	$1,366.250
#20	March 26, 2029	, which is 75.00% of the initial level*	March 29, 2029	$1,378.458
#21	April 26, 2029	, which is 75.00% of the initial level*	May 1, 2029	$1,390.667
#22	May 29, 2029	, which is 72.50% of the initial level*	June 1, 2029	$1,402.875
#23	June 26, 2029	, which is 72.50% of the initial level*	June 29, 2029	$1,415.083
#24	July 26, 2029	, which is 72.50% of the initial level*	July 31, 2029	$1,427.292
#25	August 27, 2029	, which is 70.00% of the initial level*	August 30, 2029	$1,439.50
#26	September 26, 2029	, which is 70.00% of the initial level*	October 1, 2029	$1,451.708
#27	October 26, 2029	, which is 70.00% of the initial level*	October 31, 2029	$1,463.917
#28	November 26, 2029	, which is 67.50% of the initial level*	November 29, 2029	$1,476.125
#29	December 26, 2029	, which is 67.50% of the initial level*	December 31, 2029	$1,488.333
#30	January 28, 2030	, which is 67.50% of the initial level*	January 31, 2030	$1,500.542
#31	February 26, 2030	, which is 65.00% of the initial level*	March 1, 2030	$1,512.750
#32	March 26, 2030	, which is 65.00% of the initial level*	March 29, 2030	$1,524.958
#33	April 26, 2030	, which is 65.00% of the initial level*	May 1, 2030	$1,537.167
#34	May 28, 2030	, which is 62.50% of the initial level*	May 31, 2030	$1,549.375
#35	June 26, 2030	, which is 62.50% of the initial level*	July 1, 2030	$1,561.583
#36	July 26, 2030	, which is 62.50% of the initial level*	July 31, 2030	$1,573.792
#37	August 26, 2030	, which is 60.00% of the initial level*	August 29, 2030	$1,586.00
#38	September 26, 2030	, which is 60.00% of the initial level*	October 1, 2030	$1,598.208
#39	October 28, 2030	, which is 60.00% of the initial level*	October 31, 2030	$1,610.417
#40	November 26, 2030	, which is 60.00% of the initial level*	December 2, 2030	$1,622.625
#41	December 26, 2030	, which is 60.00% of the initial level*	December 31, 2030	$1,634.833
#42	January 27, 2031	, which is 60.00% of the initial level*	January 30, 2031	$1,647.042
#43	February 26, 2031	, which is 60.00% of the initial level*	March 3, 2031	$1,659.250
#44	March 26, 2031	, which is 60.00% of the initial level*	March 31, 2031	$1,671.458
#45	April 28, 2031	, which is 60.00% of the initial level*	May 1, 2031	$1,683.667
#46	May 27, 2031	, which is 60.00% of the initial level*	May 30, 2031	$1,695.875
#47	June 26, 2031	, which is 60.00% of the initial level*	July 1, 2031	$1,708.083
#48	July 28, 2031	, which is 60.00% of the initial level*	July 31, 2031	$1,720.292

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to a determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each determination date. The payment at maturity will be determined by reference to the closing level of the underlier on the observation date. The actual initial level, call threshold levels and downside threshold level will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	100.00*
Hypothetical downside threshold level:	60.00, which is 60% of the hypothetical initial level
Early redemption payment:	The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 14.65% per annum, as follows:
	Determination Date	Hypothetical Call Threshold Level:	Payment per Security
	#1	90.00, which is 90.00% of the hypothetical initial level	$1,146.50
	#2	90.00, which is 90.00% of the hypothetical initial level	$1,158.708
	#3	90.00, which is 90.00% of the hypothetical initial level	$1,170.917
	#4	87.50, which is 87.50% of the hypothetical initial level	$1,183.125
	#5	87.50, which is 87.50% of the hypothetical initial level	$1,195.333
	#6	87.50, which is 87.50% of the hypothetical initial level	$1,207.542
	#7	85.00, which is 85.00% of the hypothetical initial level	$1,219.750
	#8	85.00, which is 85.00% of the hypothetical initial level	$1,231.958
	#9	85.00, which is 85.00% of the hypothetical initial level	$1,244.167
	#10	82.50, which is 82.50% of the hypothetical initial level	$1,256.375
	#11	82.50, which is 82.50% of the hypothetical initial level	$1,268.583
	#12	82.50, which is 82.50% of the hypothetical initial level	$1,280.792
	#13	80.00, which is 80.00% of the hypothetical initial level	$1,293.00
	#14	80.00, which is 80.00% of the hypothetical initial level	$1,305.208
	#15	80.00, which is 80.00% of the hypothetical initial level	$1,317.417
	#16	77.50, which is 77.50% of the hypothetical initial level	$1,329.625
	#17	77.50, which is 77.50% of the hypothetical initial level	$1,341.833
	#18	77.50, which is 77.50% of the hypothetical initial level	$1,354.042
	#19	75.00, which is 75.00% of the hypothetical initial level	$1,366.250
	#20	75.00, which is 75.00% of the hypothetical initial level	$1,378.458
	#21	75.00, which is 75.00% of the hypothetical initial level	$1,390.667
	#22	72.50, which is 72.50% of the hypothetical initial level	$1,402.875
	#23	72.50, which is 72.50% of the hypothetical initial level	$1,415.083
	#24	72.50, which is 72.50% of the hypothetical initial level	$1,427.292

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

	#25	70.00, which is 70.00% of the hypothetical initial level	$1,439.50
	#26	70.00, which is 70.00% of the hypothetical initial level	$1,451.708
	#27	70.00, which is 70.00% of the hypothetical initial level	$1,463.917
	#28	67.50, which is 67.50% of the hypothetical initial level	$1,476.125
	#29	67.50, which is 67.50% of the hypothetical initial level	$1,488.333
	#30	67.50, which is 67.50% of the hypothetical initial level	$1,500.542
	#31	65.00, which is 65.00% of the hypothetical initial level	$1,512.750
	#32	65.00, which is 65.00% of the hypothetical initial level	$1,524.958
	#33	65.00, which is 65.00% of the hypothetical initial level	$1,537.167
	#34	62.50, which is 62.50% of the hypothetical initial level	$1,549.375
	#35	62.50, which is 62.50% of the hypothetical initial level	$1,561.583
	#36	62.50, which is 62.50% of the hypothetical initial level	$1,573.792
	#37	60.00, which is 60.00% of the hypothetical initial level	$1,586.00
	#38	60.00, which is 60.00% of the hypothetical initial level	$1,598.208
	#39	60.00, which is 60.00% of the hypothetical initial level	$1,610.417
	#40	60.00, which is 60.00% of the hypothetical initial level	$1,622.625
	#41	60.00, which is 60.00% of the hypothetical initial level	$1,634.833
	#42	60.00, which is 60.00% of the hypothetical initial level	$1,647.042
	#43	60.00, which is 60.00% of the hypothetical initial level	$1,659.250
	#44	60.00, which is 60.00% of the hypothetical initial level	$1,671.458
	#45	60.00, which is 60.00% of the hypothetical initial level	$1,683.667
	#46	60.00, which is 60.00% of the hypothetical initial level	$1,695.875
	#47	60.00, which is 60.00% of the hypothetical initial level	$1,708.083
	#48	60.00, which is 60.00% of the hypothetical initial level	$1,720.292
	No further payments will be made on the securities once they have been automatically redeemed.
Payment at maturity (if the final level is greater than or equal to the downside threshold level):	$1,732.50 per security

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

How to determine whether the securities will be automatically redeemed with respect to a determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Determination Date #1	65.00 (less than the then-applicable call threshold level)	N/A
Hypothetical Determination Date #2	105.00 (greater than or equal to the then-applicable call threshold level)	$1,158.708

On hypothetical determination date #1, because the closing level of the underlier is less than the then-applicable call threshold level, the securities are not automatically redeemed on the related early redemption date.

On hypothetical determination date #2, because the closing level of the underlier is greater than or equal to the then-applicable call threshold level, the securities are automatically redeemed on the related early redemption date for an early redemption payment corresponding to a return of approximately 14.65% per annum. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of the underlier is less than the then-applicable call threshold level on each determination date, the securities will not be automatically redeemed prior to maturity.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Security
Example #1	180.00 (greater than or equal to the downside threshold level)	$1,732.50
Example #2	30.00 (less than the downside threshold level)	$1,000 × performance factor = $1,000 × (30.00 / 100.00) = $300.00

In example #1, the final level is greater than or equal to the downside threshold level. Therefore, investors receive at maturity a payment corresponding to a return of approximately 14.65% per annum. Investors do not participate in any appreciation of the underlier.

In example #2, the final level is less than the downside threshold level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier.

If the securities have not been automatically redeemed prior to maturity and the final level is less than the downside threshold level, you will be exposed to the negative performance of the underlier at maturity, and your payment at maturity will be significantly less than the stated principal amount of the securities and could be zero.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal and do not pay interest. If the securities have not been automatically redeemed prior to maturity and the final level is less than the downside threshold level, the payout at maturity will be an amount in cash that is significantly less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the underlier over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The appreciation potential of the securities is limited by the fixed early redemption payment specified for each determination date or payment at maturity specified for the observation date, as applicable. The appreciation potential of the securities is limited by the applicable fixed early redemption payment or payment at maturity, as applicable, payable only if the closing level of the underlier is greater than or equal to the then-applicable call threshold level on the related determination date or if the final level is greater than or equal to the downside threshold level, as applicable. In all cases, you will not participate in any appreciation of the underlier, which could be significant.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the downside threshold level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the then-applicable call threshold level on any determination date, or that the final level will be greater than or equal to the downside threshold level, as applicable, so that you will receive a payment on the securities that exceeds the stated principal amount. There can also be no assurance that the final level will be greater than or equal to the downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭No assurance can be given that the investment strategy used to construct the underlier will achieve its intended results or that the underlier will be successful or will outperform any alternative index or strategy that might reference the futures contract. No assurance can be given that the investment strategy on which the underlier is based will be successful or that the underlier will outperform any alternative strategy that might be employed with respect to the futures contract. The underlier has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

￭The decrement of 4% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlier. The level of the underlier will track the performance of an index from which no such decrement is deducted, and as a result, the underlier will underperform the tracked index in all cases. The level of the underlier may decline even if the prices of the futures contract increase. Because of the deduction of the decrement, the underlier will underperform the performance of an identical index without such a decrement feature.

￭The underlier is subject to risks associated with the use of significant leverage. At times, the underlier will use significant leverage in an effort to achieve its target volatility. When the underlier employs leverage, any declines in the prices of the futures contract will be magnified, resulting in accelerated losses.

￭The underlier may not be fully invested. The underlier is rebalanced on an intraday basis, meaning that it is rebalanced several times a day. When such rebalancing occurs, the underlier’s exposure to the futures contract will be less than 100% when the implied volatility of the futures contract is above 40%. If the underlier’s exposure to the futures contract is less than 100%, the underlier will not be fully invested, and any uninvested portion will earn no return. The underlier may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contract on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlier is not fully invested.

￭The underlier was established on August 30, 2024 and therefore has very limited operating history. The performances of the underlier and some of the component data have been retrospectively simulated for the period from January 1, 2021 to August 29, 2024. As such, performance for periods prior to the establishment of the underlier has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the underlier has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlier prior to August 30, 2024 is hypothetical and back-tested, as the underlier did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlier with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlier rules would have caused the underlier to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlier might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlier will rise or fall. The actual future performance of the underlier may bear little relation to the historical or hypothetical back-tested levels of the underlier.

￭Adjustments to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the securities. As the underlying index publisher for the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, S&P® Dow Jones Indices LLC can make methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. An underlying index publisher has no obligation to consider your interests in calculating or revising an underlying index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

￭Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Historical Information

S&P® 500 Futures 40% Intraday 4% Decrement VT Index Overview

Bloomberg Ticker Symbol: SPXF40D4

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The underlying index publisher with respect to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlier is subject to a 4.0% per annum daily decrement. For additional information about the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, see the information set forth in the accompanying index supplement.

The S&P 500® Index is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. The underlying index publisher with respect to the S&P 500® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The inception date for the underlier was August 30, 2024. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to August 30, 2024. Such data must be considered illustrative only.

The closing level of the underlier on August 18, 2026 was 3,476.87. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021* to August 18, 2026

*The red vertical line indicates August 30, 2024, which is the date on which the underlier was established. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Morgan Stanley Finance LLC

Step-Down Jump Securities with Auto-Callable Feature Principal at Risk Securities

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.